Exhibit 99.1
National Bank Holdings Corporation Announces Second Quarter 2015 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported a net loss of $1.3 million, or $0.04 per diluted share, for the second quarter of 2015, compared to net income of $1.2 million, or $0.03 per diluted share, during the first quarter of 2015, and net income of $2.1 million, or $0.05 per diluted share, during the second quarter of 2014.

In announcing these results, Chief Executive Officer Tim Laney said, "We delivered a record quarter for loan originations of $271.4 million, progressing towards our goal of $1 billion in annual originations. Strong originations led to loan growth of $112.3 million, or 20.3% annualized, while maintaining excellent credit quality.  We have remained focused on deepening our relationships with our small to mid-sized business clients and expanding our deposit base within our markets.  We continued our success growing average demand deposits, which have grown 9.6% since the second quarter of last year, providing solid low-cost funding sources."

Mr. Laney added, "We remained active in repurchasing our shares during the second quarter and repurchased another 1.8 million shares, or 4.9% of our outstanding shares.  Since early 2013, we have repurchased 33.2% of our shares outstanding, at a weighted average price of $19.45.  In July, we commenced a $100 million cash tender offer at a price per share between $19.60 and $22.50.  We believe that the completion of the tender offer would represent a prudent deployment of our shareholders’ capital in the current environment.”

Brian Lilly, Chief Financial Officer, added, “We continue to evaluate the progress of building our company by analyzing the financial results that are expected to emerge over time. We do this by excluding the impact of the non-cash FDIC indemnification asset amortization, FDIC loss-share income/expense, the large expense/income related to the workout of acquired OREO and problem loans, the impacts of the change in the warrant liability, banking center closure expense accruals, and our data processing conversion-related expenses, which can be seen in our non-GAAP reconciliation starting on page 16. These items negatively impacted the second quarter by a net $0.20 per diluted share. The net impact of these items may fluctuate on a quarterly basis, but is expected to decrease over time in connection with the expiration of the FDIC loss-sharing agreements over the next 18 months and the decreasing problem asset workout expenses. The additional $0.20 per diluted share would have resulted in an adjusted net income per diluted share of $0.16 for the second quarter of 2015 compared to an adjusted $0.15 for the second quarter of 2014. The adjusted return on average tangible assets was 0.56% during the second quarter. We feel that this analysis provides better clarity to the emerging profitability and the progress toward reaching our goal of 1% return on average tangible assets.”

Second Quarter 2015 Highlights
(All comparisons refer to the first quarter of 2015, except as noted)

•	Grew the strategic loan portfolio by $134.4 million, or 26.4% annualized.

•	Grew total loans $112.3 million, or 20.3% annualized, on the strength of a record $271.4 million of originations.

•	Credit quality remained strong, as annualized non 310-30 net charge-offs were only 0.10% of average non 310-30 loans.

•	Successfully exited $22.1 million, or 49.7% annualized, of the remaining non-strategic loan portfolio.

•	Added a net $4.4 million to accretable yield for the acquired loans accounted for under ASC 310-30.

•
Average demand deposits increased $25.1 million, or 13.7% annualized, leading the average transaction deposits and client repurchase agreements increase of $42 million during the second quarter, or 6.3% annualized.

•	Net interest income totaled $38.9 million, a $0.6 million decrease from the prior quarter. The quarterly decrease was primarily driven by lower levels of higher-yielding purchased loans.

•	FDIC loss-share related non-interest income totaled a negative $6.1 million, including $7.3 million of non-cash amortization of the FDIC indemnification asset.

•
Repurchased 1.8 million shares during the second quarter, or 4.9% of outstanding shares. Since early 2013, 17.4 million shares have been repurchased, or 33.2% of then outstanding shares, at a weighted average price of $19.45.

•	At June 30, 2015, tangible common book value per share was $18.58 before consideration of the excess accretable yield value of $0.99 per share.

Second Quarter 2015 Results
(All comparisons refer to the first quarter of 2015, except as noted)

Net Interest Income
Net interest income totaled $38.9 million, a $0.6 million decrease, largely due to lower levels of higher-yielding purchased loans. Average interest earning assets remained consistent at $4.5 billion. The fully taxable equivalent net interest margin narrowed 6 basis points to 3.53% during the second quarter from 3.59% during the previous quarter, primarily due to lower levels of higher-yielding purchased loans. The impact of lower-yielding short-term investments resulting from increased client repurchase agreements earlier this year narrowed the second quarter net interest margin by 11 basis points. We are forecasting client repurchase funds to remain consistent throughout 2015, lowering our expected net interest margin for the remainder of 2015 to 3.50% to 3.60%, with forecasted net interest income in the range of $38 million to $40 million per quarter driven by interest earning assets in the $4.4 billion to $4.5 billion range.

Loans
Strategic loans totaled $2.1 billion at June 30, 2015 and grew $134.4 million during the quarter, or 26.4% annualized. Included in strategic loans outstanding are $1.9 billion in originated balances, which increased $155.1 million, or 35.6% annualized, over the prior quarter. Loan originations totaled $271.4 million and increased $67.7 million, or 33.2%, from the prior quarter. Total loans ended the quarter at $2.3 billion, increasing $112.3 million during the quarter, or 20.3% annualized. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships totaled $156.4 million at June 30, 2015, decreasing $22.1 million during the quarter, or 49.7% annualized. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our underwriting standards. We continue to expect full year 2015 total loan growth in the range of 15% to 25%.

Energy sector loan balances totaled $144.2 million at June 30, 2015, representing 6.2% of total loans and 3.3% of earning assets and decreased from $149.6 million at March 31, 2015, a decrease of 3.6%, as clients raised capital, increased cash positions and moderated borrowings in response to oil and natural gas prices that remain at cyclically low levels.

Asset Quality and Provision for Loan Losses
Purchased loans accounted for under 310-30 totaled $241.3 million at June 30, 2015 and decreased $8.6 million during the second quarter, an annualized decrease of 13.7%, reflecting workout efforts on these purchased loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $4.4 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $200.4 million.

Non 310-30 loans totaled $2.1 billion and represented 89.6% of total loans at June 30, 2015. These loans are comprised of originated loans of $1.9 billion and acquired loans not accounted for under 310-30 of $185.9 million. Net charge-offs within the non 310-30 portfolio remained low at 0.10% annualized, which reflects the prudent underwriting and well-selected clients within this portfolio. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual troubled debt restructurings) represented 0.72% of total non 310-30 loans, compared to 0.58% at March 31, 2015. The increase was primarily due to one energy-related loan that moved to non-accrual in the quarter. A provision for loan losses on the non 310-30 portfolio of $1.9 million was recorded during the second quarter of 2015, which was $0.4 million higher than the prior quarter and brought the allowance for loan losses on non 310-30 loans to 0.93% before consideration of $5.6 million of remaining purchase accounting discounts. Credit quality is projected to remain strong throughout 2015 with net charge-offs ranging from 10 to 15 basis points for the full year, and provision for loan losses increasing with loan growth.

OREO ended the quarter at $20.4 million, decreasing $3.1 million. Gains on sales of OREO were $0.6 million during the second quarter (of which $0.3 million of the gains were covered by loss-sharing agreements with the FDIC) compared to $1.5 million in the previous quarter (of which $0.7 million were covered by loss-sharing agreements with the FDIC). Of the $20.4 million of OREO at June 30, 2015, $13.4 million, or 65.8%, were covered by loss-sharing agreements with the FDIC.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.7 billion during the second quarter, increasing $42.0 million, or 6.3% annualized. Total average deposits and average client repurchase agreements remained consistent in the second quarter at $4.0 billion. Average total demand deposits increased $25.1 million, or 13.7% annualized, during the second quarter, primarily driven by the growth of our small and mid-sized business clients. Higher-cost average time deposits declined $45.0 million or 13.5% annualized. The average cost of total deposits increased one basis point to 0.37% compared to the prior quarter. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements and at June 30, 2015, these client fundings comprised 97.3% of total liabilities. We continue to forecast transaction deposit growth in the mid-single digits, a continued decline in time deposits, and flat total deposit growth through the end of 2015.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related non-interest income, gain on previously charged-off acquired loans and OREO related income) totaled $8.7 million during the second quarter of 2015, an increase of $1.2 million or 16.4%, over the prior quarter. Growth and seasonal increases in service charges and bank card fees contributed $0.5 million of the increase. Also contributing to the increase were higher gains on sales of mortgages of $0.1 million, as well as a positive mark-to-market adjustment of $0.6 million related to fair value interest rate swaps on fixed-rate term loans We project banking related non-interest income growth in the mid-single digits on a full year-over-year basis.

FDIC loss-share related non-interest income totaled a negative $6.1 million for the second quarter compared to a negative $8.5 million during the prior quarter, increasing $2.4 million. The increase was primarily due to a $1.9 million increase in other FDIC loss-sharing income related to fewer covered OREO gains in the current quarter compared to last quarter, and increased FDIC expense reimbursements. As of June 30, 2015, the FDIC indemnification asset was $23.2 million.

"We continue to have success in our workout efforts regarding our purchased troubled loan portfolio and related OREO assets," said Brian Lilly. "While this means higher returns on the covered loans, it also means we have to share the gains with the FDIC and as a result, we have lower expected reimbursements from the FDIC. This translates into additional non-cash write-downs of the FDIC indemnification asset receivable. In the second quarter, we wrote-down this receivable $7.3 million, or $0.12 per diluted share. While we expect that the FDIC loss-share related non-interest income will continue to fluctuate and be a reflection of our workout efforts, our current expectation is that the non-cash write-down of the FDIC indemnification asset receivable will be between $7.0 million and $14.0 million, or $0.12 and $0.24 per diluted share for the remainder of 2015. We continue to discuss with the FDIC a potential early termination of the loss sharing agreements.”

Non-Interest Expense
Total non-interest expense was $40.4 million during the second quarter of 2015, increasing $3.7 million. Operating expenses totaled $37.5 million and increased $1.1 million due to higher salaries and benefits expense driven by an additional day and normal annual merit and promotional increases occurring during the second quarter. Additionally, the first quarter salaries and benefits expenses were lower due to reversals of 2014 incentive accruals. Operating expenses exclude OREO expenses, problem loan expense, the impact from the change in the warrant liability, data processing conversion-related expenses, and banking center closure expense accruals. Forecasted operating expenses are between $37.0 million and $38.0 million per quarter for the remainder of the year, with data processing conversion-related charges in the range of $2.5 million to $3.5 million for the remainder of 2015.

We plan to close three banking centers in our Bank Midwest footprint during the third quarter 2015 and consolidate them with nearby locations to better align our resources to focus on serving our clients. Two owned banking centers were classified as held-

for-sale during the second quarter, resulting in a fair value impairment charge of $1.1 million. The payback on the consolidation is expected to be less than two years.

OREO and problem loan expenses totaled $1.1 million and increased $0.7 million from the prior quarter. The increase was due to fewer OREO gains realized compared to the prior quarter. OREO and problem loan expenses are expected to continue to fluctuate quarterly as the acquired problem asset portfolio is resolved. OREO and problem loan net expense is projected to be approximately $1.0 million per quarter for the remainder of 2015.

Warrant liability fair value adjustments totaled $0.5 million in expense during the second quarter, increasing $0.9 million from prior quarter due to the change in our share price.

Income tax expense totaled $0.7 million during the second quarter.  The net tax expense includes $1.7 million of non-cash deferred tax asset write-offs. As previously disclosed, these charges were related to stock compensation agreements which expired during the quarter.  Without the $1.7 million of non-cash charges, we would have recorded a net tax benefit of $1.0 million which is reflective of the continued success of our tax strategies and tax-exempt income of $1.4 million.  We forecast another $0.2 million of non-cash deferred tax asset write-offs related to expired stock compensation agreements in the fourth quarter of 2015.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $718.3 million at June 30, 2015 and decreased $44.4 million from the prior quarter. The decrease was due to the repurchase of 1.8 million shares coupled with a $7.6 million decrease in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. The shares repurchased represented a 4.9% reduction in shares outstanding during the quarter, which brings the cumulative shares repurchased since early 2013 to 33.2% of the shares then outstanding.

Tangible common book value per share at June 30, 2015 was $18.58, compared to $18.86 at March 31, 2015, and the tangible common equity to tangible assets ratio decreased 0.27% to 13.83% at June 30, 2015.

The leverage ratio at June 30, 2015 for the consolidated company and the Bank was 13.51% and 11.27%, respectively. Subsequent to June 30, 2015, the Bank distributed $36.0 million of capital to the holding company, which decreased the Bank's leverage ratio to 10.52%.
A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the June 30, 2015 accretable yield balance on the 310-30 loans of $103.4 million would add $1.80 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on 310-30 loans and the amortization of the FDIC indemnification asset and then calculate the excess above a 4.0% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.99 after-tax to our tangible book value per share as of June 30, 2015.
Year-Over-Year Review
(All comparisons refer to the first six months of 2014)

For the first six months of 2015, the net loss totaled $0.1 million, or $0.00 per diluted share, compared to net income of $3.6 million for the first six months of 2014, or $0.08 per diluted share.  Net interest income totaled $78.3 million and decreased $7.4 million, or 8.7%, from the first six months of 2014, largely due to lower levels of higher-yielding purchased loans. Average interest earning assets remained relatively stable as increases in the originated loan portfolio and cash offset a reduction in the investment portfolio and non-strategic purchased loans. The continued resolution of the higher-yielding acquired non-strategic loan portfolio led to a 33 basis point narrowing of the fully taxable equivalent net interest margin to 3.56% from 3.89%. The elevated level of lower-yielding short-term investments that resulted from the increased client repurchase agreements negatively impacted the net interest margin by 12 basis points for the first six months of 2015.

Loan balances as of June 30, 2015 totaled $2.3 billion and increased $240.7 million, or 11.5%, since June 30, 2014. Strategic loans increased $372.7 million since June 30, 2014, a 20.7% increase, on the strength of $860.6 million in loan originations between the two periods. The strong loan originations were the result of continued market penetration and the success of specialty lending groups. Non-strategic loans declined $132.0 million from a year ago, a 45.8% decrease, as a result of the continued workout progress on exiting acquired problem loans.
Average transaction deposits and client repurchase agreements totaled $2.7 billion during the first six months of 2015 and increased $212.1 million, or 8.5% from the same period in 2014, and were led by a $144.4 million increase in average client repurchase agreements and a $66.3 million, or 9.8%, increase in average demand deposits as a result of our strategic focus on relationship banking. Total deposits and client repurchase agreements averaged $4.0 billion during the first six months of 2015, increasing $79.8 million, or 2.0%, from the first six months of the prior year. The increase was due to the aforementioned increases in client repurchase agreements and demand deposits, offset by lower time deposits of $132.3 million. The mix of transaction deposits to total deposits improved to 66.3% at June 30, 2015 from 63.0% at June 30, 2014. Additionally, the cost of total deposits was consistent at 0.37% in the first six months of 2015 and 2014.
Provision for loan losses expense was $3.3 million compared to $3.4 million during the first six months of 2014, a decrease of $0.1 million. The non 310-30 allowance was 0.93% of total non 310-30 loans compared to 0.84% in the prior year. Net charge-offs on non 310-30 loans remained low at only 0.06% during the first six months of 2015 compared to 0.04% during the same period of 2014.
Non-interest income totaled $2.3 million for the first six months of 2015 compared to $1.8 million during the same period of 2014, an increase of $0.5 million. Banking related non-interest income of $16.1 million during the first six months of 2015 was up $1.6 million, or 11.3%, compared to the same period last year as a result of increases in bank card fees, gain on sale of mortgages and bank owned life insurance income and was partially offset by a decrease in client overdraft fees. FDIC-related non-interest income totaled $14.6 million and increased $0.5 million as income from FDIC expense billings more than offset the additional FDIC indemnification asset amortization.
Non-interest expense totaled $77.1 million compared to $78.9 million, a decrease of $1.8 million, or 2.3%. Operating expenses decreased $1.7 million, or 2.3%, during the first six months compared to prior year. OREO and problem loan expenses declined $3.3 million and were driven by $2.0 million less OREO expenses and increased net gains on OREO sales of $1.1 million. Expense from the change in the fair value of the warrant liability increased $1.6 million during the first six months of 2015 compared to the first six months of 2014. Banking center closure expense accruals totaled $1.1 million in the first six months of 2015 due to fair value impairment charges on banking centers classified as held-for-sale.
Other
The acquisition of Pine River Bank Corporation has received regulatory approval, with an expected close date of July 31, 2015. The Company will acquire Pine River Bank Corporation for cash at tangible book value at closing, adjusted for certain items. At March 31, 2015, Pine River Bank Corporation held assets of $140.0 million; loans of $67.6 million; deposits of $125.0 million; and capital of $13.8 million.
All prior comments on forecasted results do not consider the impact of the Pine River Bank Corporation acquisition.
About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “operating expenses,” “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” "tangible common equity to tangible assets," "fully taxable equivalent" metrics, "adjusted net income," "adjusted basic earnings per share," "adjusted diluted earnings per share," and "adjusted return on average tangible assets," are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Certain Information Regarding the Tender Offer
The information in this press release describing the Company's tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company's Class A common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is distributing to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Stockholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company has filed with the Securities and Exchange Commission from the Securities and Exchange Commission's website at www.sec.gov. Stockholders or investors who have questions or need assistance or may obtain a copy of these documents, without charge, by calling Keefe, Bruyette & Woods, Inc., the dealer manager and information agent for the tender offer, toll free at 877-892-9475. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company's ability to successfully convert core operating systems, at the estimated cost, without significant business interruption and to realize the anticipated benefits; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, ir@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Total interest and dividend income	$42,517	$43,087	$46,005	$85,604	$92,890
Total interest expense	3,662	3,608	3,582	7,270	7,120
Net interest income before provision for loan losses	38,855	39,479	42,423	78,334	85,770
Provision for loan losses on 310-30 loans	8	50	(90)	58	(144)
Provision for loan losses on non 310-30 loans	1,850	1,403	1,750	3,253	3,573
Net interest income after provision for loan losses	36,997	38,026	40,763	75,023	82,341
Non-interest income:
FDIC indemnification asset amortization	(7,283)	(7,670)	(5,959)	(14,953)	(13,567)
Other FDIC loss-sharing income (expense)	1,138	(810)	(649)	328	(1,606)
Service charges	3,697	3,327	3,870	7,024	7,410
Bank card fees	2,699	2,550	2,559	5,249	4,933
Gain on sale of mortgages, net	546	400	202	946	410
Other non-interest income	1,723	1,166	896	2,889	1,721
Gain on previously charged-off acquired loans	39	58	232	97	528
OREO related write-ups and other income	188	500	1,010	688	1,978
Total non-interest income (expense)	2,747	(479)	2,161	2,268	1,807
Non-interest expense:
Salaries and benefits	21,156	20,077	20,428	41,233	41,202
Occupancy and equipment	6,069	6,089	6,209	12,158	12,683
Professional fees	962	1,120	688	2,082	1,326
Other non-interest expense	8,144	8,111	9,290	16,255	17,666
Other real estate owned expenses (income)	406	(418)	1,402	(12)	3,035
Problem loan expenses	723	799	1,082	1,522	1,767
Intangible asset amortization	1,336	1,336	1,336	2,672	2,672
Loss (gain) from the change in fair value of warrant liability	508	(390)	(580)	118	(1,478)
Banking center closure related expenses	1,089	—	—	1,089	—
Total non-interest expense	40,393	36,724	39,855	77,117	78,873
(Loss) income before income taxes	(649)	823	3,069	174	5,275
Income tax expense (benefit)	692	(423)	940	269	1,715
Net (loss) income	$(1,341)	$1,246	$2,129	$(95)	$3,560
(Loss) income per share - basic	$(0.04)	$0.03	$0.05	$—	$0.08
(Loss) income per share - diluted	$(0.04)	$0.03	$0.05	$—	$0.08

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands, except share and per share data)
	June 30, 2015	March 31, 2015	June 30, 2014	December 31, 2014
ASSETS
Cash and cash equivalents	$242,441	$490,104	$173,059	$256,979
Securities purchased under agreements to resell	50,000	—	—	—
Investment securities available-for-sale	1,316,829	1,413,414	1,647,196	1,479,214
Investment securities held-to-maturity	472,605	503,610	588,382	530,590
Non-marketable securities	27,050	27,050	21,654	27,045
Loans receivable, net	2,328,524	2,216,269	2,087,831	2,162,409
Allowance for loan losses	(20,241)	(18,873)	(15,572)	(17,613)
Loans, net	2,308,283	2,197,396	2,072,259	2,144,796
Loans held for sale	10,037	4,935	4,144	5,146
FDIC indemnification asset, net	23,215	27,854	51,409	39,082
Other real estate owned	20,367	23,417	55,443	29,120
Premises and equipment, net	102,228	104,334	109,994	106,341
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	14,210	15,546	19,556	16,883
Other assets	130,955	123,760	77,460	124,820
Total assets	$4,777,850	$4,991,050	$4,880,186	$4,819,646
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$777,727	$758,763	$719,248	$732,580
Interest bearing demand deposits	389,270	390,523	384,160	386,121
Savings and money market	1,327,953	1,358,515	1,324,880	1,290,436
Total transaction deposits	2,494,950	2,507,801	2,428,288	2,409,137
Time deposits	1,267,539	1,324,661	1,428,045	1,357,051
Total deposits	3,762,489	3,832,462	3,856,333	3,766,188
Securities sold under agreements to repurchase	187,314	284,161	85,432	133,552
Federal Home Loan Bank advances	40,000	40,000	—	40,000
Other liabilities	69,781	71,751	74,488	85,331
Total liabilities	4,059,584	4,228,374	4,016,253	4,025,071
Shareholders' equity:
Common stock	513	512	512	512
Additional paid in capital	994,454	993,874	991,440	993,212
Retained earnings	36,709	39,866	39,019	40,528
Treasury stock	(317,854)	(283,661)	(172,114)	(245,516)
Accumulated other comprehensive income, net of tax	4,444	12,085	5,076	5,839
Total shareholders' equity	718,266	762,676	863,933	794,575
Total liabilities and shareholders' equity	$4,777,850	$4,991,050	$4,880,186	$4,819,646
SHARE DATA
Average basic shares outstanding	36,164,617	38,028,506	43,868,164	39,439,646
Average diluted shares outstanding	36,164,617	38,028,612	43,880,263	39,444,330
Ending shares outstanding	35,053,339	36,797,787	42,637,687	38,884,953
Common book value per share	$20.49	$20.73	$20.26	$20.43
Tangible common book value per share (1)	$18.58	$18.86	$18.53	$18.63
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.46	$18.53	$18.41	$18.48
CAPITAL RATIOS
Average equity to average assets	15.24%	15.88%	18.14%	16.75%
Tangible common equity to tangible assets (1)	13.83%	14.10%	16.44%	15.25%
Leverage ratio	13.51%	14.12%	16.20%	14.98%
(1) Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 16.

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	June 30, 2015			March 31, 2015			June 30, 2014
	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans
Commercial	$21,417	$895,309	$916,726	$21,481	$832,724	$854,205	$45,844	$641,134	$686,978
Agriculture	18,486	122,468	140,954	19,067	113,608	132,675	22,652	137,488	160,140
Commercial real estate	166,481	416,885	583,366	171,742	388,833	560,575	238,771	352,066	590,837
Residential real estate	31,162	623,167	654,329	33,158	602,904	636,062	45,472	571,565	617,037
Consumer	3,749	29,400	33,149	4,406	28,346	32,752	5,538	27,301	32,839
Total	$241,295	$2,087,229	$2,328,524	$249,854	$1,966,415	$2,216,269	$358,277	$1,729,554	$2,087,831
Covered	$139,250	$27,899	$167,149	$142,345	$29,542	$171,887	$216,559	$46,298	$262,857
Non-covered	102,045	2,059,330	2,161,375	107,509	1,936,873	2,044,382	141,718	1,683,256	1,824,974
Total	$241,295	$2,087,229	$2,328,524	$249,854	$1,966,415	$2,216,269	$358,277	$1,729,554	$2,087,831

Strategic/Non-Strategic Period-End Loan Balances:

	June 30, 2015			March 31, 2015			June 30, 2014
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$893,604	$23,122	$916,726	$826,190	$28,015	$854,205	$627,588	$59,390	$686,978
Agriculture	139,226	1,728	140,954	130,711	1,964	132,675	156,760	3,380	160,140
Owner-occupied commercial real estate	164,157	17,709	181,866	151,463	18,258	169,721	139,892	24,530	164,422
Commercial real estate	305,585	95,915	401,500	279,768	111,086	390,854	252,298	174,117	426,415
Residential real estate	637,758	16,571	654,329	618,631	17,431	636,062	592,239	24,798	617,037
Consumer	31,780	1,369	33,149	30,974	1,778	32,752	30,676	2,163	32,839
Total	$2,172,110	$156,414	$2,328,524	$2,037,737	$178,532	$2,216,269	$1,799,453	$288,378	$2,087,831

Originations:

	Second	First	Fourth	Third	Second
	quarter	quarter	quarter	quarter	quarter
	2015	2015	2014	2014	2014
Commercial	$147,321	$129,120	$102,732	$110,083	$133,671
Agriculture	19,019	3,605	4,952	7,014	10,288
Owner-occupied commercial real estate	17,566	12,778	11,139	10,293	28,803
Commercial real estate	38,113	21,898	27,617	33,817	45,903
Residential real estate	44,699	33,042	31,680	35,404	44,539
Consumer	4,669	3,247	4,111	6,678	3,556
Total	$271,387	$203,690	$182,231	$203,289	$266,760

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	Three months ended June 30, 2015			Three months ended March 31, 2015			Three months ended June 30, 2014
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$243,694	$11,772	19.32%	$266,573	$12,694	19.05%	$387,817	$15,378	15.86%
Non 310-30 loans(1)(2)(3)(4)	1,987,015	20,944	4.23%	1,917,774	19,682	4.16%	1,632,234	17,896	4.40%
Investment securities available-for-sale	1,367,746	6,338	1.85%	1,449,654	6,897	1.90%	1,702,665	8,274	1.94%
Investment securities held-to-maturity	491,155	3,426	2.79%	519,155	3,675	2.83%	604,827	4,332	2.86%
Other securities	27,049	317	4.69%	27,101	327	4.83%	23,214	270	4.65%
Interest earning deposits and securities purchased under agreements to resell	360,209	270	0.30%	329,637	207	0.25%	111,141	75	0.27%
Total interest earning assets(4)	$4,476,868	$43,067	3.86%	$4,509,894	$43,482	3.91%	$4,461,898	$46,225	4.16%
Cash and due from banks	56,400			57,766			58,054
Other assets	354,758			365,996			376,477
Allowance for loan losses	(19,207)			(18,555)			(14,783)
Total assets	$4,868,819			$4,915,101			$4,881,646
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,723,429	$1,102	0.26%	$1,718,010	$1,071	0.25%	$1,722,111	$1,099	0.26%
Time deposits	1,294,908	2,349	0.73%	1,339,897	2,328	0.70%	1,435,155	2,457	0.69%
Securities sold under agreements to repurchase	239,059	45	0.08%	227,584	45	0.08%	83,514	26	0.12%
Federal Home Loan Bank advances	40,000	166	1.66%	40,000	164	1.66%	—	—	0.00%
Total interest bearing liabilities	$3,297,396	$3,662	0.45%	$3,325,491	$3,608	0.44%	$3,240,780	$3,582	0.44%
Demand deposits	758,288			733,230			691,851
Other liabilities	71,009			75,917			63,588
Total liabilities	4,126,693			4,134,638			3,996,219
Shareholders' equity	742,126			780,463			885,427
Total liabilities and shareholders' equity	$4,868,819			$4,915,101			$4,881,646
Net interest income		$39,405			$39,874			$42,643
Interest rate spread			3.41%			3.47%			3.72%
Net interest earning assets	$1,179,472			$1,184,403			$1,221,118
Net interest margin(4)			3.53%			3.59%			3.83%
Ratio of average interest earning assets to average interest bearing liabilities	135.77%			135.62%			137.68%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.8 billion, $1.7 billion and $1.3 billion, and interest income of $16.8 million, $16.2 million and $13.5 million, with yields of 3.76%, 3.88% and 4.02% for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended June 30, 2015, March 31, 2015 and June 30, 2014 were $6.7 million, $2.9 million and $2.5 million, and interest income was $154 thousand, $77 thousand and $57 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $550 thousand, $395 thousand and $220 thousand for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	For the six months ended June 30, 2015			For the six months ended June 30, 2014
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$255,070	$24,466	19.18%	$405,975	$32,278	15.90%
Non 310-30 loans(1)(2)(3)(4)	1,952,585	40,626	4.20%	1,556,872	34,402	4.46%
Investment securities available-for-sale	1,408,474	13,235	1.88%	1,740,989	16,921	1.94%
Investment securities held-to-maturity	505,077	7,101	2.81%	617,777	8,853	2.87%
Other securities	27,075	644	4.76%	27,412	659	4.81%
Interest earning deposits and securities purchased under agreements to resell	345,008	477	0.28%	120,695	156	0.26%
Total interest earning assets(4)	$4,493,289	$86,549	3.88%	$4,469,720	$93,269	4.21%
Cash and due from banks	57,079			58,493
Other assets	360,347			381,407
Allowance for loan losses	(18,883)			(13,965)
Total assets	$4,891,832			$4,895,655
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,720,734	$2,173	0.25%	$1,719,389	$2,156	0.25%
Time deposits	1,317,278	4,677	0.72%	1,449,557	4,906	0.68%
Securities sold under agreements to repurchase	233,353	90	0.08%	88,948	58	0.13%
Federal Home Loan Bank advances	40,000	330	1.66%	—	—	0.00%
Total interest bearing liabilities	$3,311,365	$7,270	0.44%	$3,257,894	$7,120	0.44%
Demand deposits	745,828			679,498
Other liabilities	73,450			65,350
Total liabilities	4,130,643			4,002,742
Shareholders' equity	761,189			892,913
Total liabilities and shareholders' equity	$4,891,832			$4,895,655
Net interest income		$79,279			$86,149
Interest rate spread			3.44%			3.77%
Net interest earning assets	$1,181,924			$1,211,826
Net interest margin(4)			3.56%			3.89%
Ratio of average interest earning assets to average interest bearing liabilities	135.69%			137.20%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.7 billion and $1.3 billion, and interest income of $33.0 million and $25.6 million, with yields of 3.82% and 4.08% for the six months ended June 30, 2015 and 2014, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the six months ended June 30, 2015 and 2014 were $4.8 million and $2.4 million, and interest income was $231 thousand and $102 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $945 thousand and $379 thousand for the six months ended June 30, 2015 and 2014, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)
Allowance For Loan Losses Analysis (1):
	As of and for the three months ended:
	June 30, 2015			March 31, 2015			June 30, 2014
	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total
Beginning allowance for loan losses	$771	$18,102	$18,873	$721	$16,892	$17,613	$1,224	$12,748	$13,972
Net charge-offs	(14)	(476)	(490)	—	(193)	(193)	(36)	(24)	(60)
Provision (recoupment)/expense	8	1,850	1,858	50	1,403	1,453	(90)	1,750	1,660
Ending allowance for loan losses	$765	$19,476	$20,241	$771	$18,102	$18,873	$1,098	$14,474	$15,572
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.02%	0.10%	0.09%	0.00%	0.04%	0.04%	0.04%	0.01%	0.01%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.32%	0.93%	0.87%	0.31%	0.92%	0.85%	0.31%	0.84%	0.75%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	0.00%	129.18%	134.25%	0.00%	159.38%	166.16%	0.00%	71.19%	76.59%
Total loans	$241,295	$2,087,229	$2,328,524	$249,854	$1,966,415	$2,216,269	$358,277	$1,729,554	$2,087,831
Average total loans during the period	$243,694	$1,980,296	$2,223,990	$266,573	$1,917,774	$2,184,347	$387,817	$1,629,773	$2,017,590
Total non-performing loans(2)	$—	$15,077	$15,077	$—	$11,358	$11,358	$—	$20,332	$20,332

Past Due Loans(1):
	June 30, 2015			March 31, 2015			June 30, 2014
	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total
Loans 30-89 days past due and still accruing interest	$2,206	$2,795	$5,001	$1,738	$1,186	$2,924	$5,402	$4,267	$9,669
Loans 90 days past due and still accruing interest	24,854	21	24,875	24,797	174	24,971	44,450	317	44,767
Non-accrual loans	—	9,691	9,691	—	4,907	4,907	—	16,878	16,878
Restructured loans on non-accrual	—	5,386	5,386	—	6,451	6,451	—	3,454	3,454
Total past due and non-accrual loans	$27,060	$17,893	$44,953	$26,535	$12,718	$39,253	$49,852	$24,916	$74,768
Total 90 days past due and still accruing interest and non-accrual loans to total loans, respectively	10.30%	0.72%	1.72%	9.92%	0.59%	1.64%	12.41%	1.19%	3.12%
Total non-accrual loans to total loans, respectively	0.00%	0.72%	0.65%	0.00%	0.58%	0.51%	0.00%	1.18%	0.97%
% of total past due and non-accrual loans that carry fair value marks	100.00%	17.72%	67.25%	100.00%	33.97%	78.61%	100.00%	27.44%	75.82%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	89.72%	6.37%	56.54%	85.59%	9.95%	61.08%	75.52%	8.63%	53.23%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	June 30, 2015			March 31, 2015			June 30, 2014
	Non-covered	Covered	Total	Non-covered	Covered	Total	Non-covered	Covered	Total
Non-accrual loans	$9,582	$109	$9,691	$4,816	$91	$4,907	$16,405	$472	$16,877
Restructured loans on non-accrual	4,355	1,031	5,386	5,388	1,063	6,451	1,846	1,609	3,455
Total non-performing loans(2)	13,937	1,140	15,077	10,204	1,154	11,358	18,251	2,081	20,332
OREO	6,971	13,395	20,366	7,529	15,888	23,417	24,690	30,753	55,443
Other repossessed assets	894	—	894	829	—	829	884	160	1,044
Total non-performing assets	$21,802	$14,535	$36,337	$18,562	$17,042	$35,604	$43,825	$32,994	$76,819
Loans 90 days or more past due and still accruing interest	$21	$—	$21	$99	$75	$174	$317	$—	$317
Accruing restructured loans(3)	$13,469	$1,743	$15,212	$6,817	$1,846	$8,663	$15,847	$7,855	$23,702
Allowance for loan losses			$20,241			$18,873			$15,572
Total non-performing loans to total non-covered, total covered, and total loans, respectively	0.64%	0.68%	0.65%	0.50%	0.67%	0.51%	1.00%	0.79%	0.97%
Loans 90 days or more past due and still accruing interest to total non-covered loans, total covered loans, and total loans, respectively	0.00%	0.00%	0.00%	0.00%	0.04%	0.01%	0.02%	0.00%	0.20%
Total non-performing assets to total assets			0.76%			0.71%			1.57%
Allowance for loan losses to non-performing loans			134.25%			166.16%			76.59%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Non-performing loans were redefined during the third quarter of 2014 to only include non-accrual loans and restructured loans on non-accrual. All previous periods have been restated.
(3) Includes restructured loans less than 90 days past due and still accruing interest.

Changes in Accretable Yield:
	For the three months ended			Life-to-date
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015
Accretable yield at beginning of period	$110,818	$113,463	$119,298	$—
Additions through acquisitions	—	—	—	214,994
Reclassification from non-accretable difference to accretable yield	4,637	11,186	12,494	249,759
Reclassification to non-accretable difference from accretable yield	(253)	(1,137)	(319)	(24,986)
Accretion	(11,772)	(12,694)	(15,378)	(336,337)
Accretable yield at end of period	$103,430	$110,818	$116,095	$103,430

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended			As of and for the six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Key Ratios(1)
Return on average assets	(0.11)%	0.10%	0.17%	0.00%	0.15%
Return on average tangible assets(2)	(0.04)%	0.17%	0.25%	0.06%	0.22%
Adjusted return on average tangible assets(2)	0.56%	0.60%	0.62%	0.58%	0.63%
Return on average equity	(0.72)%	0.65%	0.96%	(0.03)%	0.80%
Return on average tangible common equity(2)	(0.31)%	1.18%	1.46%	0.45%	1.28%
Interest earning assets to interest bearing liabilities (end of period)(3)	136.82%	135.28%	138.53%	136.82%	138.53%
Loans to deposits ratio (end of period)	62.15%	57.96%	54.25%	62.15%	54.25%
Non-interest bearing deposits to total deposits (end of period)	20.67%	19.80%	18.65%	20.67%	18.65%
Net interest margin(4)	3.48%	3.55%	3.81%	3.52%	3.87%
Net interest margin (fully taxable equivalent)(2)(4)	3.53%	3.59%	3.83%	3.56%	3.89%
Interest rate spread(5)	3.41%	3.47%	3.72%	3.44%	3.77%
Yield on earning assets(3)	3.81%	3.87%	4.14%	3.84%	4.19%
Yield on earning assets (fully taxable equivalent)(2)(3)	3.86%	3.91%	4.16%	3.88%	4.21%
Cost of interest bearing liabilities(3)	0.45%	0.44%	0.44%	0.44%	0.44%
Cost of deposits	0.37%	0.36%	0.37%	0.37%	0.37%
Non-interest expense to average assets	3.33%	3.03%	3.27%	3.18%	3.25%
Efficiency ratio (fully taxable equivalent) (2)(6)	92.66%	89.83%	85.97%	91.29%	86.64%
Adjusted efficiency ratio (fully taxable equivalent)(2)(6)	75.14%	74.04%	72.98%	74.59%	72.43%
Asset Quality Data (7)(8)(9)
Non-performing loans to total loans	0.65%	0.51%	0.97%	0.65%	0.97%
Covered non-performing loans to total non-performing loans	7.56%	10.16%	10.24%	7.56%	10.24%
Non-performing assets to total assets	0.76%	0.71%	1.57%	0.76%	1.57%
Covered non-performing assets to total non-performing assets	40.00%	47.87%	42.95%	40.00%	42.95%
Allowance for loan losses to total loans	0.87%	0.85%	0.75%	0.87%	0.75%
Allowance for loan losses to total non-covered loans	0.94%	0.92%	0.85%	0.94%	0.85%
Allowance for loan losses to non-performing loans	134.25%	166.16%	76.59%	134.25%	76.59%
Net charge-offs to average loans	0.09%	0.04%	0.01%	0.06%	0.04%
(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations starting on page 16.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income on a fully taxable equivalent basis.
(7)
Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures and Reconciliations
(Dollars in thousands, except share and per share data)

Statements of Financial Condition

	June 30, 2015	March 31, 2015	June 30, 2014	December 31, 2014
Total shareholders' equity	$718,266	$762,676	$863,933	$794,575
Less: goodwill and intangible assets, net	(73,840)	(75,176)	(79,186)	(76,513)
Add: deferred tax liability related to goodwill	6,997	6,609	5,447	6,222
Tangible common equity (non-GAAP)	$651,423	$694,109	$790,194	$724,284

Total assets	$4,777,850	$4,991,050	$4,880,186	$4,819,646
Less: goodwill and intangible assets, net	(73,840)	(75,176)	(79,186)	(76,513)
Add: deferred tax liability related to goodwill	6,997	6,609	5,447	6,222
Tangible assets (non-GAAP)	$4,711,007	$4,922,483	$4,806,447	$4,749,355

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	15.03%	15.28%	17.70%	16.49%
Less: impact of goodwill and intangible assets, net	(1.20%)	(1.18%)	(1.26%)	(1.24%)
Tangible common equity to tangible assets (non-GAAP)	13.83%	14.10%	16.44%	15.25%

Common book value per share calculations:
Total shareholders' equity	$718,266	$762,676	$863,933	$794,575
Divided by: ending shares outstanding	35,053,339	36,797,787	42,637,687	38,884,953
Common book value per share	$20.49	$20.73	$20.26	$20.43

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$651,423	$694,109	$790,194	$724,284
Divided by: ending shares outstanding	35,053,339	36,797,787	42,637,687	38,884,953
Tangible common book value per share (non-GAAP)	$18.58	$18.86	$18.53	$18.63

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$651,423	$694,109	$790,194	$724,284
Less: accumulated other comprehensive income, net of tax	(4,444)	(12,085)	(5,076)	(5,839)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	646,979	682,024	785,118	718,445
Divided by: ending shares outstanding	35,053,339	36,797,787	42,637,687	38,884,953
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.46	$18.53	$18.41	$18.48

Return on Average Tangible Assets and Return on Average Tangible Equity
	As of and for the three months ended			As of and for the six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net (loss) income	$(1,341)	$1,246	$2,129	$(95)	$3,560
Add: impact of core deposit intangible amortization expense, after tax	815	815	815	1,630	1,630
Net (loss) income adjusted for impact of core deposit intangible amortization expense, after tax	$(526)	$2,061	$2,944	$1,535	$5,190

Average assets	$4,868,820	$4,915,101	$4,881,646	$4,891,832	$4,895,655
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	67,651	69,379	74,542	68,317	75,209
Average tangible assets (non-GAAP)	$4,801,169	$4,845,722	$4,807,104	$4,823,515	$4,820,446

Average shareholders' equity	$742,126	$780,463	$885,427	$761,189	$892,913
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	67,651	69,379	74,542	68,317	75,209
Average tangible common equity (non-GAAP)	$674,475	$711,084	$810,885	$692,872	$817,704

Return on average assets	(0.11)%	0.10%	0.17%	0.00%	0.15%
Return on average tangible assets (non-GAAP)	(0.04)%	0.17%	0.25%	0.06%	0.22%
Return on average equity	(0.72)%	0.65%	0.96%	(0.03)%	0.80%
Return on average tangible common equity (non-GAAP)	(0.31)%	1.18%	1.46%	0.45%	1.28%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin
	As of and for the three months ended			As of and for the six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest income	$42,517	$43,087	$46,005	$85,604	$92,890
Add: impact of taxable equivalent adjustment	550	395	220	945	379
Interest income, fully taxable equivalent (non-GAAP)	$43,067	$43,482	$46,225	$86,549	$93,269

Net interest income	$38,855	$39,479	$42,423	$78,334	$85,770
Add: impact of taxable equivalent adjustment	550	395	220	945	379
Net interest income, fully taxable equivalent (non-GAAP)	$39,405	$39,874	$42,643	$79,279	$86,149

Average earning assets	4,476,869	4,509,894	4,461,898	4,493,289	4,469,720
Yield on earning assets	3.81%	3.87%	4.14%	3.84%	4.19%
Yield on earning assets, fully taxable equivalent (non-GAAP)	3.86%	3.91%	4.16%	3.88%	4.21%
Net interest margin	3.48%	3.55%	3.81%	3.52%	3.87%
Net interest margin, fully taxable equivalent (non-GAAP)	3.53%	3.59%	3.83%	3.56%	3.89%

Adjusted Efficiency Ratio
	As of and for the three months ended			As of and for the six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net interest income	$38,855	$39,479	$42,423	$78,334	$85,770
Add: impact of taxable equivalent adjustment	550	395	220	945	379
Net interest income, fully taxable equivalent (non-GAAP)	$39,405	$39,874	$42,643	$79,279	$86,149

Non-interest income	$2,747	$(479)	$2,161	$2,268	$1,807
FDIC indemnification asset amortization	7,283	7,670	5,959	14,953	13,567
FDIC loss sharing (income) expense	(1,138)	810	649	(328)	1,606
Gain on sale of previously charged-off acquired loans	(39)	(58)	(232)	(97)	(528)
Impact of OREO related write-ups and other income	(188)	(500)	(1,010)	(688)	(1,978)
Adjusted non-interest income (non-GAAP)	$8,665	$7,443	$7,527	$16,108	$14,474

Non-interest expense adjusted for core deposit intangible asset amortization	$39,057	$35,388	$38,519	$74,445	$76,201
Impact of change in fair value of warrant liabilities	(508)	390	580	(118)	1,478
Other real estate owned (expenses) income	(406)	418	(1,402)	12	(3,035)
Problem loan expenses	(723)	(799)	(1,082)	(1,522)	(1,767)
Banking center closure related expenses	(1,089)	—	—	(1,089)	—
Conversion related expenses	(212)	(364)	—	(576)	—
Adjusted non-interest expense (non-GAAP)	$36,119	$35,033	$36,615	$71,152	$72,877

Efficiency ratio	93.88%	90.74%	86.40%	92.36%	87.01%
Efficiency ratio (fully taxable equivalent) (non-GAAP)	92.66%	89.83%	85.97%	91.29%	86.64%
Adjusted efficiency ratio (fully taxable equivalent) (non-GAAP)	75.14%	74.04%	72.98%	74.59%	72.43%

Adjusted Financial Results
	For the three months ended			For the six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Adjustments to diluted earnings per share:
Income per share - diluted	$(0.04)	$0.03	$0.05	$0.00	$0.08
Adjustments to diluted earnings per share (non-GAAP)(1)	0.20	0.14	0.10	0.33	0.22
Adjusted diluted earnings per share (non-GAAP)(1)	$0.16	$0.17	$0.15	$0.33	$0.30
Adjustments to return on average tangible assets:
Annualized adjustments to net income (non-GAAP)(1)	$28,939	$20,716	$17,881	$24,850	$20,027
Divided by: average tangible assets (non-GAAP)	4,801,169	4,845,722	4,807,104	4,823,515	4,820,446
Adjustments to return on average tangible assets (non-GAAP)	0.60%	0.43%	0.37%	0.52%	0.42%
Return on average tangible assets (non-GAAP)	(0.04)%	0.17%	0.25%	0.06%	0.21%
Adjusted return on average tangible assets (non-GAAP)	0.56%	0.60%	0.62%	0.58%	0.63%
Adjustments to net income:
Net (loss) income	$(1,341)	$1,246	$2,129	$(95)	$3,560
Adjustments to net income (non-GAAP)(1)	7,215	5,108	4,458	12,323	9,930
Adjusted net income (non-GAAP)	$5,874	$6,354	$6,587	$12,228	$13,490
(1) Adjustments
Non-interest income adjustments:
FDIC indemnification asset amortization	$7,283	$7,670	$5,959	$14,953	$13,567
Other FDIC loss sharing (income) expense	(1,138)	810	649	(328)	1,606
Gain on recoveries of previously charged-off acquired loans	(39)	(58)	(232)	(97)	(528)
OREO related write-ups and other income	(188)	(500)	(1,010)	(688)	(1,979)
Total non-interest income adjustments (non-GAAP)	$5,918	$7,922	$5,366	$13,840	$12,666
Non-interest expense adjustments:
Other real estate owned (expenses) income	$(406)	$418	$(1,402)	$12	$(3,035)
Problem loan expenses	(723)	(799)	(1,082)	(1,522)	(1,767)
Warrant change	(508)	390	580	(118)	1,478
Banking center closure related expenses	(1,089)	—	—	(1,089)	—
Conversion related expenses	(212)	(364)	—	(576)	—
Total non-interest expense adjustments (non-GAAP)	$(2,938)	$(355)	$(1,904)	$(3,293)	$(3,324)
Pre-tax adjustments	8,856	8,277	7,270	17,133	15,990
Collective tax expense impact	(1,641)	(3,169)	(2,812)	(4,810)	(6,060)
Adjustments to net income (non-GAAP)	$7,215	$5,108	$4,458	$12,323	$9,930